EXHIBIT 99.1

Hawk Completes Sale of its
Precision Components Segment

CLEVELAND, Ohio - February 2, 2007 - Hawk Corporation (AMEX:HWK) announced today that the Company has completed the sale of its precision components segment to an entity formed by Saw Mill Capital Partners, L.P. and certain members of the segment’s management team for approximately $94.2 million consisting of $93.5 million in cash and the assumption by Saw Mill of $0.7 million in debt. The cash portion of the purchase price includes proceeds from a preliminary working capital adjustment which remains subject to further adjustment by the parties. Hawk intends to use the proceeds of the transaction for growth opportunities in the Company’s friction products and performance racing segments either internally or through acquisitions, to retire debt and for general corporate purposes, including the possibility of a limited stock buy-back, the details of which will be subsequently announced if Hawk determines to pursue a stock buy-back.

The precision components segment will be reflected as a discontinued operation in the Company’s December 31, 2006 financial results.

The Company
Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,100 employees at 11 manufacturing, research, sales and administrative sites in 5 countries.

Saw Mill Capital Partners, L.P.
Saw Mill Capital Partners, L.P. is an investment fund managed by Saw Mill Capital LLC, a middle market private equity firm founded in 1997 that acquires manufacturing and service companies with enterprise values of $25 to $150 million. To learn more about Saw Mill Capital, visit their website at www.sawmillcapital.com.

Forward Looking Statements
This press release includes forward-looking statements concerning the use of proceeds of the sale of the Company’s precision components segment, the possibility of a stock buy-back, the repayment of debt and other statements that involve risks and uncertainties. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These risks, uncertainties and other factors include, but are not limited to, decisions by the Company regarding the use of proceeds from the sale, acquisition opportunities, the satisfaction of limitations on the use of proceeds contained in the Company’s financing arrangements and market conditions. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2005, its quarterly reports on Form 10-Q, and other periodic filings, for a description of other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information
Ronald E. Weinberg, Chairman & CEO
(216) 861-3553

Joseph J. Levanduski, CFO
(216) 861-3553

Hawk Corporation is online at: www.hawkcorp.com